UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 17, 2010

Conversion Services International, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	0-30420	20-0101495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Eagle Rock Avenue, East Hanover, New Jersey	07936
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 560-9400

Not Applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 17, 2010, at a duly held annual meeting of the Board of Directors (the “Board”) of Conversion Services International, Inc. (“the Company”), the Board elected Mr. Brian Walton as a member of the Board to fill a vacancy, effective immediately, to serve on the Board until the next annual meeting of the Company’s stockholders or such time as his successor is elected.

Brian Walton, 54, retired in June 2008 after 30 years with the IBM Corporation, having served in numerous marketing, product development and technical sales executive roles both in the Americas and globally. Mr. Walton has experience with complex global IT enterprises down to small businesses in both direct client-facing and business partner sales and support models. The Connecticut resident holds a bachelor’s degree in mathematics from the University of Nebraska at Omaha.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 17, 2010, at the Company’s scheduled 2010 Annual Meeting of Stockholders, an aggregate of 42,835,063 shares of the Company’s outstanding common stock were present in person or represented by proxy, representing 34.7% of the total number of votes of the outstanding stock of the Company.  Under the bylaws of the Company, a majority of the shares of the capital stock of the Company must be present or represented by proxy in order to establish a quorum.  As such, the Company did not have a quorum at such meeting, the proposals identified in the Company’s proxy statement dated May 18, 2010 were not considered by the stockholders, and such proposals were not passed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 18, 2010	CONVERSION SERVICES INTERNATIONAL, INC.

	By:	/s/ William B. Hendry
Name: William B. Hendry
Title: Chief Financial Officer